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                                                                       Exhibit 2

                      PLAN OF HOLDING COMPANY CONVERSION
                                      OF
                         MOORESVILLE SAVINGS BANK, SSB
                          Mooresville, North Carolina

                       From Mutual to Stock Organization

I.   General

     On July 14, 1997, the Board of Directors of Mooresville Savings Bank, SSB, Mooresville, North Carolina (the "Savings Bank") adopted a Plan of Holding Company Conversion pursuant to which the Savings Bank will convert from a North Carolina-chartered mutual savings bank to a North Carolina-chartered capital stock savings bank and simultaneously become a wholly-owned subsidiary of Coddle Creek Financial Corp., a savings bank holding company organized under North Carolina law.

     This Plan is subject to the prior approval of the Administrator, Savings Institutions Division, North Carolina Department of Commerce, and must be adopted by the affirmative vote of the members of the Savings Bank holding not less than a majority of the total outstanding votes eligible to be cast. In addition, in order to consummate the conversion herein described, this Plan must be filed with the Federal Deposit Insurance Corporation ("FDIC") and must not have been objected to by the FDIC in accordance with applicable FDIC regulations.

II.  Definitions

     As used in this Plan, the terms set forth below have the following meanings:

     A. Acting in Concert: The term "acting in concert" means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement, with respect to the purchase, ownership, voting or sale of Common Stock; or (ii) a combination or pooling of voting or other interests in the securities of the Holding Company for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Holding Company and the Savings Bank may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

     B. Actual Purchase Price: The actual price per share, determined as provided in Article VI hereof, at which the shares of common stock of the Holding Company will be issued and sold by the Holding Company to subscribers.

     C. Administrator: Administrator, Savings Institutions Division, North Carolina Department of Commerce.

     D. Affiliate: The term "affiliate" of, or a person "affiliated with," a specified person, means a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

     E. Aggregate Valuation Range: The range of value for the aggregate number of shares of

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common stock of the Holding Company to be offered in the Conversion, which range is established pursuant to Article VI hereof and which shall be from a low of 15 percent (15%) below the estimated aggregate pro forma market value of the Savings Bank and the Holding Company to a high of 15 percent (15%) above the estimated aggregate pro forma market value of the Savings Bank and the Holding Company, as such range may be amended from time to time by an independent appraiser.

     F. Amended Charter: The Savings Bank's North Carolina stock savings bank charter in the form permitted by the Administrator.

     G. Applications: The Savings Bank's Application to Convert a Mutual Savings Bank to a Stock Owned Savings Bank and the Holding Company's Acquisition Application, including amendments thereto, as filed with the Administrator pursuant to the Regulations.

     H. Associate: The term "Associate," when used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Savings Bank, the Holding Company or any of their majority-owned subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities,
(ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, except for a tax-qualified employee stock benefit plan or a charitable trust which is exempt from federal taxation pursuant to Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Savings Bank, the Holding Company, or any of their parents or subsidiaries.

     I. Charter: The North Carolina mutual savings bank charter of Mooresville Savings Bank, SSB.

     J. Community Offering: The offering for sale of shares of Conversion Stock to the general public, subsequent to termination of the Subscription Offering, with priority given to natural persons and trusts of natural persons residing in the Local Community (including Retirement Accounts established for the benefit of natural persons who are residents of such area).

     K. Conversion: The conversion of the Savings Bank to a North Carolina-chartered stock savings bank, the deposit accounts of which will be insured by the SAIF of the FDIC, pursuant to, and in accordance with, the regulations of the FDIC, the Regulations, the Plan and the Applications.

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     L.  Conversion Stock:  The shares of common stock of the Holding Company to be issued and sold in the Conversion.

     M. Converted Savings Bank: Mooresville Savings Bank, Inc., SSB, the North Carolina capital stock savings bank resulting from the Conversion.

     N.  Directors:   The Board of Directors of the Savings Bank, the Converted
Savings Bank or the Holding Company (as applicable).

     O.  Eligibility Record Date:  The close of business on December 31, 1995.

     P. Eligible Account Holder: The holder of a Qualifying Deposit on the Eligibility Record Date, with the beneficial owner of a Retirement Account being deemed the holder thereof.

     Q. ESOP: The Savings Bank's tax-qualified Employee Stock Ownership Plan adopted by the Board of Directors of the Savings Bank to be effective upon consummation of the Conversion.

     R. Executive Officer: An officer of the Savings Bank, the Converted Savings Bank or the Holding Company (as applicable) performing a policy-making function for such entity.

     S.  FDIC:  The Federal Deposit Insurance Corporation.

     T. Federal Reserve Board: The Board of Governors of the Federal Reserve System.

     U. First Priority Community Subscribers: Natural persons and trusts of natural persons residing in the Local Community, including Retirement Accounts established for the benefit of natural persons residing in the Local Community.

     V. Holding Company: The North Carolina corporation under the name of Coddle Creek Financial Corp. which, upon completion of the Conversion, will become a savings bank holding company owning all of the outstanding capital stock of the Converted Savings Bank.

     W. Liquidation Account: That account established by the Converted Savings Bank pursuant to Article XI of this Plan.

     X. Local Community: Iredell, Mecklenburg, Lincoln, Catawba, Rowan and Cabarrus Counties in North Carolina.

     Y. Market Maker: A dealer (i.e., any person who engages directly or indirectly as agent, broker or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; or (ii) furnishes bona fide competitive bid and offer quotations on request; and (iii) is ready, willing, and able to effect transactions in reasonable quantities at its quoted prices with other brokers or dealers.

     Z. Members: All persons or entities who qualify as members of the Savings Bank pursuant to its Charter and bylaws prior to the Conversion, including beneficial owners of Retirement Accounts at the Savings Bank.

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     AA.  Notice:  The Savings Bank's Notice of Intent to Convert to Stock Form,
including amendments thereto, as filed with the FDIC pursuant to 12 C.F.R. Part 303.

     BB. Order Forms: The order forms to be used to subscribe for Conversion Stock in the Subscription and Community Offerings pursuant to the Plan.

     CC. Other Members: The following as of the Voting Record Date: (1) holders of Savings Accounts at the Savings Bank (other than Eligible Account Holders and Supplemental Eligible Account Holders), with the beneficial owners of Retirement Accounts being deemed the holders of such accounts, and (2) those Persons or entities (other than Eligible Account Holders and Supplemental Eligible Account Holders) who are borrowers from the Savings Bank whose borrowings are still in existence as of the Voting Record Date.

     DD. Person: An individual, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization, or a government or political subdivision thereof.

     EE. Plan: This Plan of Holding Company Conversion and any duly adopted amendments thereto.

     FF. Prospectus: The document containing information about and a description of the Savings Bank, the Holding Company, this Plan and the process of issuing the Conversion Stock, which will be distributed to the Members in the Subscription Offering and which may be distributed to the general public in the Community Offering and Syndicated Community Offering.

     GG. Proxy Statement: The written information distributed by the Savings Bank to the Members in its solicitation of their votes in connection with consideration of the Plan at the Special Meeting, which written information may be in summary form.

     HH. Qualifying Deposit: A balance of $50 or more in any Savings Account in the Savings Bank as of the Eligibility Record Date or the Supplemental Eligibility Record Date, as applicable. Each deposit account which is deemed to be a separate account for purposes of FDIC insurance shall be deemed to be a separate account for purposes of determining whether a Qualifying Deposit exists.

     II. Regulations: The Rules and Regulations of the Administrator set forth in North Carolina Administrative Code Title 4, Chapter 16, Subchapter 16G.

     JJ. Retirement Accounts: Individual retirement accounts, Keogh savings accounts or similar retirement accounts.

     KK.  SAIF:  The Savings Association Insurance Fund of the FDIC.

     LL. Savings Accounts: Withdrawable deposits, certificates or other savings and deposit accounts of the Savings Bank, including money market deposit accounts and negotiable order of withdrawal accounts, held by Members. Each such deposit, certificate or other deposit account which is deemed to be a separate account for FDIC insurance shall be deemed to be a separate Savings Account for purposes of the Plan.

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     MM.  Savings Bank:  Mooresville Savings Bank, SSB, Mooresville, North
Carolina, a North Carolina-chartered mutual savings bank.

     NN.  SEC:  The Securities and Exchange Commission.

     OO. Special Meeting: The Special Meeting of Members called for the purpose of considering approval of the Plan.

     PP. Subscription Offering: The offering of shares of Conversion Stock to Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members, and Directors, officers and employees of the Savings Bank pursuant to the Plan.

     QQ. Subscription Rights: Non-transferable, non-negotiable, personal rights distributed, without payment, to Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members, and Directors, officers and employees of the Savings Bank to subscribe for shares of Conversion Stock in the Subscription Offering pursuant to the Plan.

     RR. Supplemental Eligibility Record Date: The last day of the calendar quarter preceding the approval of the Applications by the Administrator, if the establishment of such date is required by the Regulations.

     SS. Supplemental Eligible Account Holder: The holder of a Qualifying Deposit (other than an Executive Officer or Director of the Savings Bank or any Associate of such Person), on the Supplemental Eligibility Record Date, with the beneficial owner of a Retirement Account being deemed the holder thereof.

     TT. Syndicated Community Offering: The offering for sale of shares of Conversion Stock to the general public through a syndicate of registered broker-dealers to be formed and managed by the sales agent in the Subscription Offering and Community Offering.

     UU. Voting Record Date: The date fixed by the Board of Directors of the Savings Bank for determining Members entitled to vote at the Special Meeting.

III. Steps Prior to Submission of Plan of Conversion to the Members for Approval

     Prior to submission of the Plan to the Members of the Savings Bank for approval, the Savings Bank must receive the Administrator's approval of the Applications and the FDIC must have issued a notice of non-objection to the proposed conversion or the time period for FDIC review and objection shall have expired without objection by the FDIC. The following steps must be taken prior to such regulatory approvals:

     A. The Board of Directors of the Savings Bank shall adopt and approve the Plan by the affirmative vote of not less than two-thirds of its members.

     B. The Savings Bank shall notify its members of the adoption of the Plan by publishing a statement in a newspaper having a general circulation in the communities in which the Savings Bank maintains offices or by mailing a letter to each of its Members.

     C. Copies of the Plan shall be made available for inspection at each office of the Savings Bank.

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     D.  The Holding Company shall submit an application to the Federal Reserve
Board pursuant to Federal law for permission to become a savings bank holding company in order to enable it to acquire 100% of the capital stock of the Converted Savings Bank, and such application shall be approved and any required waiting period shall have expired.

     E. The Savings Bank shall submit the requisite number of copies of the Applications to the Administrator and the requisite number of copies of the Notice to the FDIC. Upon receipt of advice from the Administrator that the Applications have been received, are properly executed and not materially incomplete, the Savings Bank shall publish a "Notice of Filing of an Application for Holding Company Conversion" in a newspaper of general circulation in each community in which the Savings Bank maintains an office. The Savings Bank also shall prominently display a copy of such notice in each of its offices.

     F. The Savings Bank shall obtain an opinion of counsel or tax advisor or a favorable ruling from the Internal Revenue Service to the effect that the Conversion of the Savings Bank from a North Carolina-chartered mutual savings bank to a North Carolina-chartered capital stock savings bank, the sale of the Conversion Stock to subscribers in the Subscription, Community and Syndicated Community Offerings and the issuance of the shares of common stock of the Converted Savings Bank to the Holding Company, all in accordance with the terms of the Plan, should not result in any gain or loss for federal or North Carolina income tax purposes, to the Savings Bank, the Converted Savings Bank, the Holding Company or the Members of the Savings Bank. Receipt of a favorable opinion or ruling is a condition precedent to completion of the Conversion.

     G. The Holding Company shall file a registration statement with the SEC with respect to the Conversion Stock to be offered pursuant to the Plan and such registration statement shall be declared effective.

IV.  Meeting of Members

     Upon receipt of Administrator approval of the Applications and (i) receipt from the FDIC of a conditional intention to issue a notice of non-objection or
(ii) expiration of the time period for FDIC review and objection without receipt of an objection by the FDIC, a Special Meeting of the Members of the Savings Bank shall be scheduled in accordance with the Savings Bank's bylaws for the purpose of voting on approval of the Plan. Promptly after receipt of Administrator approval and at least 20 days, but not more than 45 days, prior to the Special Meeting, the Savings Bank will distribute proxy solicitation materials to all Members as of the Voting Record Date. The proxy materials will include the Proxy Statement and the Prospectus and other documents authorized for use by the regulatory authorities and may also include a copy of the Plan, the Amended Charter and other materials as provided in Article VII hereof.

     At the Special Meeting, an affirmative vote of not less than a majority of the total votes entitled to be cast by the Savings Bank's Members will be required for approval of the Plan. Voting may be in person or by proxy. The Administrator shall be promptly notified of the results of the vote of the Members at the Special Meeting.

V.   Procedure

     The Conversion Stock shall be offered for sale in the Subscription Offering to Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members, and Directors, officers and employees of the Savings Bank. The Subscription Offering may commence concurrently with or during the

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solicitation of proxies for the Special Meeting. The Community Offering may commence at any time following commencement of the Subscription Offering. The Syndicated Community Offering, if any, may commence concurrently with or during the Community Offering or as promptly thereafter as is practicable. The Subscription Offering may be closed before the Special Meeting, provided that the offer and sale of the Conversion Stock shall be conditioned upon approval of the Plan by the Members at the Special Meeting.

     The period for the Subscription Offering shall not be less than 20 days nor more than 45 days, unless extended by the Savings Bank and the Holding Company. Any unsubscribed shares of Conversion Stock are to be offered for sale to the general public in the Community Offering with priority being given to natural persons and trusts of natural persons residing in the Local Community, including Retirement Accounts established for the benefit of natural persons who reside in such area. The Community Offering may commence, subject to the availability of shares, at any time following commencement of the Subscription Offering. Any shares of Conversion Stock offered but not subscribed for in the Subscription and Community Offerings may, in the discretion of the Savings Bank and the Holding Company, be offered for sale in the Syndicated Community Offering. Completion of the sale of all shares of Conversion Stock not sold in the Subscription Offering shall occur within 45 days after termination of the Subscription Offering, subject to extension of such 45-day period by the Savings Bank and the Holding Company with the approval of the Administrator. The Boards of Directors of the Savings Bank and the Holding Company may seek one or more extensions of such 45-day period if necessary to complete the sale of all shares of Conversion Stock. In connection with any such extension, subscribers shall be permitted to increase, decrease or rescind their subscriptions to the extent required by the Administrator in approving the extensions. As provided in
Article XIII hereof, completion of the sale of all shares of Conversion Stock must occur in any event within 24 months after the date of the Special Meeting.

VI.  Stock Offering

     A.  Purchase Price and Number of Shares of Conversion Stock
         -------------------------------------------------------

     The total number of shares and the subscription price per share of the Conversion Stock being issued and sold by the Holding Company in the Conversion will be determined by the Holding Company. The aggregate purchase price at which all shares of the Conversion Stock will be sold in the Conversion will be based upon the aggregate pro forma market value of the Converted Savings Bank and the Holding Company after giving effect to the issuance of the Conversion Stock, as determined by an independent appraisal. The aggregate purchase price will be within the Aggregate Valuation Range as stated in the approval or amended approval of the Plan by the Administrator; provided, however, that with the consent of the Administrator and the FDIC, the aggregate purchase price of the Conversion Stock sold may be increased to up to 15% above the maximum of the Aggregate Valuation Range, without any resolicitation of subscribers or any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering. The appraisal will be made by an investment banking or financial consulting firm selected by the Savings Bank and which is experienced and expert in the area of savings institution appraisals. Such appraisal will be updated prior to the commencement of the Subscription Offering, if necessary, and will be further updated upon completion of the later of the Subscription Offering, the Community Offering or the Syndicated Community Offering.

     The Actual Purchase Price per share at which the Conversion Stock will be offered to subscribers in the Subscription, Community and Syndicated Community Offerings will be determined by the Holding Company immediately prior to the commencement of the Subscription Offering. All shares of Conversion Stock sold in the Conversion will be sold at the same price per share.

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     B.  Method of Offering Shares
         -------------------------

     On the date Order Forms are mailed, Subscription Rights to purchase shares will be issued at no cost to Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders (if applicable), Other Members, and Directors, officers and employees of the Savings Bank pursuant to priorities established by this Plan and the Regulations. With respect to Eligible Account Holders, Supplemental Eligible Account Holders and Voting Members who are beneficial owners of Retirement Accounts, such persons have the right to exercise Subscription Rights only to the extent Subscription Rights granted with respect to such Retirement Accounts are not exercised directly by such Retirement Accounts. Each subscriber shall purchase the number of whole shares indicated on the Order Form of such subscriber, subject to the purchase limitations set forth herein, and any excess amounts shall be refunded. To the extent that shares are available, no subscriber will be allowed to purchase Conversion Stock having an aggregate purchase price of less than $500.

     The priorities established by applicable Regulations for the purchase of shares are as follows:

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     1.  Category No. 1:  Eligible Account Holders

     Each Eligible Account Holder shall receive, without payment, Subscription Rights to purchase an amount of Conversion Stock equal to the maximum purchase limitation set forth in Section D.1 of this Article. Subscription Rights of Eligible Account Holders shall be superior to those of all other subscription rights granted in the Conversion. In the event of an oversubscription for the Conversion Stock among Eligible Account Holders, shares shall be allocated among Eligible Account Holders as follows. The Conversion Stock shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase the lesser of (a) the number of shares for which such Eligible Account Holder subscribed, or (b) 100 shares. Any shares remaining after that allocation shall be allocated among subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of Qualifying Deposits of each such Eligible Account Holder bears to the total amount of Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle described above until all available shares have been allocated or all subscriptions satisfied. All computations shall be rounded down to the nearest whole share.

     2.  Category No. 2:  ESOP

     The ESOP shall receive, without payment, Subscription Rights to purchase a number of shares of Conversion Stock equal to eight percent (8%) of the total number of shares of Conversion Stock offered and sold in the Conversion. Subscription Rights received pursuant to this Category shall be subordinated to all Subscription Rights received pursuant to Category No. 1 above. In the event there is an oversubscription of shares of Conversion Stock and, as a result, the ESOP is unable to purchase in the Conversion eight percent (8%) of the total number of shares offered and sold in the Conversion, then the Board of Directors of the Holding Company intends to, and shall be authorized to, approve the purchase by the ESOP in the open market after the Conversion, of such shares as are necessary for the ESOP to purchase a number of shares equal to eight percent (8%) of the total number of shares of Conversion Stock issued in the Conversion. Any purchases made by the ESOP may be purchased with funds borrowed by the ESOP from the Holding Company.

     3.  Category No. 3:  Supplemental Eligible Account Holders

     In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment of the Applications filed prior to Administrator approval, then, and only in that event, each Supplemental Eligible Account Holder of the Savings Bank shall receive, without payment, Subscription Rights to purchase an amount of Conversion Stock equal to the maximum purchase limitation set forth in Section D.1 of this Article. Subscription Rights received pursuant to this Category shall be subordinated to all Subscription Rights received pursuant to Category Nos. 1 and 2. Any Subscription Rights received by an Eligible Account Holder in accordance with Category No. 1 shall reduce, to the extent thereof, the Subscription Rights to be distributed to such account holder pursuant to this Category.

     In the event of an oversubscription for the Conversion Stock, shares shall be allocated among the Supplemental Eligible Account Holders as follows. The Conversion Stock shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase the lesser of (including the number of shares, if any allocated in

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accordance with Category No. 1) (a) the number of shares for which such
Supplemental Eligible Account Holder subscribed, or (b) 100 shares. Any shares remaining after that allocation shall be allocated among subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposits of each such Supplemental Eligible Account Holder bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle described above until all available shares have been allocated or all subscriptions satisfied. All computations shall be rounded down to the nearest whole share.

     4.  Category No. 4:  Other Members

     Each Other Member shall receive, without payment, Subscription Rights to purchase an amount of Conversion Stock equal to the maximum purchase limitation set forth in Section D.1 of this Article. Subscription Rights received pursuant to this Category shall be subordinated to all Subscription Rights received pursuant to Category Nos. 1-3.

     In the event of an oversubscription for shares of Conversion Stock under this Category, the Conversion Stock available shall be allocated among the subscribing Other Members whose subscriptions are not satisfied in the proportion that the number of votes eligible to be cast by each such Other Member at the Special Meeting bears to the total number of votes eligible to be cast by all Other Members whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Other Member, the excess shall be reallocated (one or more times as necessary) among those Other Members whose subscriptions are still not satisfied on the same principle described above until all available shares have been allocated or all subscriptions satisfied. All computations shall be rounded down to the nearest whole share.

     5.  Category No. 5: Directors, Officers and Employees

     Each Director and officer of the Savings Bank, and each employee of the Savings Bank, as of the date of the commencement of the Subscription Offering shall receive, without payment, Subscription Rights to purchase an amount of Conversion Stock equal to the maximum purchase limitation set forth in Section
D.1 of this Article. Subscription Rights received pursuant to this Category shall be subordinated to all Subscription Rights received pursuant to Category Nos. 1-4. Any Subscription Rights received by a Director, officer or employee in accordance with Category Nos. 1, 3, or 4 shall reduce, to the extent thereof, the Subscription Rights to be distributed to such Director, officer or employee pursuant to this Category.

     In the event of an oversubscription for shares of Conversion Stock under this Category, the shares available shall be allocated among the subscribing Directors, officers and employees of the Savings Bank whose subscriptions are not satisfied pro rata on the basis of the amounts of their respective subscriptions. All computations shall be rounded down to the nearest whole share.

     6.  Category No. 6: Community Offering

     Any shares of Conversion Stock not purchased through the exercise of Subscription Rights received pursuant to Category Nos. 1-5 above may be sold to the general public in a Community Offering. The Community Offering may commence, subject to the availability of shares, at any time following commencement of the Subscription Offering and may terminate at any time thereafter. The Community Offering must be completed within 45 days after the last day of the Subscription Offering, unless extended by the Savings Bank and the Holding Company with the approval of the Administrator.

     The Savings Bank and the Holding Company may accept or reject, in whole or in part, orders received in the Community Offering in their sole discretion.

     In the event that subscriptions by subscribers in the Community Offering whose orders would otherwise be accepted exceed the shares available for purchase in the Community Offering, then

     (i) subscriptions of First Priority Community Subscribers will be filled in full up to applicable purchase limitations (to the extent such subscriptions are not rejected by the Savings Bank and the Holding Company),

     (ii) then subscriptions of other subscribers in the Community Offering will be filled up to applicable purchase limitations (to the extent such subscriptions are not rejected by the Savings Bank and the Holding Company).

     In the event of an oversubscription by First Priority Community Subscribers whose orders would otherwise be accepted, shares of Conversion Stock will be allocated first to each First Priority Community Subscriber whose order is accepted in full or in part by the Savings Bank and the Holding Company in the entire amount of such order up to a number of shares no greater than the number which would have an aggregate purchase price of $250,000, which number shall be determined by the Board of Directors of the Savings Bank prior to the time the Conversion is consummated with the intent to provide for a wide distribution of shares among such subscribers. Any shares remaining after such allocation will be allocated to each First Priority Community Subscriber whose order is accepted in full or in part on an equal number of shares basis until all orders are filled. Such allocation shall also be applied to subscriptions by other subscribers in the Community Offering, in the event shares are available for subscribers in such category but there is an oversubscription within such category. All computations shall be rounded down to the nearest whole share.

     The Conversion Stock to be offered in this Category No. 6 will be offered and sold in a manner that will achieve the widest distribution of such stock.

     7.  Category No. 7:  Syndicated Community Offering

     If necessary, all shares of Conversion Stock not purchased in the Subscription and Community Offerings, if any, may, at the option of the Savings Bank and Holding Company, be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers as selected dealers to be formed and managed by the sales agent in the Subscription and Community Offerings. The Holding Company and Savings Bank have the right to reject orders, in whole or part, in their sole discretion in the Syndicated Community Offering. During the Syndicated Community Offering, shares of Conversion Stock will be sold subject to such conditions, terms and procedures as may be determined by the Holding Company and the Savings Bank. Shares of Conversion Stock sold in the Syndicated Community Offering will be sold in a manner calculated to achieve the widest distribution of Conversion Stock.

     The Syndicated Community Offering may close as early as the Community Offering, or thereafter at the discretion of the Savings Bank and the Holding Company. The Syndicated Community Offering may run concurrently with the Community Offering or subsequent to such offering.

     D.  Additional Limitations Upon Purchases of Shares of Conversion Stock

     The following additional limitations and exceptions shall apply to all purchases of Conversion Stock in the Conversion:

     1. The aggregate purchase price of shares of Conversion Stock purchased by any Person (or Persons exercising Subscription Rights through a single account), or a group of Persons acting in concert, shall not exceed $300,000 (which limit may be decreased or increased by the Board of Directors of the Savings Bank in accordance with Section D.5 of this Article) provided, however, that the ESOP may purchase in the aggregate a number of shares not more than eight percent (8%) of the total number of shares of Conversion Stock offered and sold in the Conversion. Any shares held by the ESOP and attributed to a natural person shall not be aggregated with other shares purchased directly by or otherwise attributable to that natural person.

     2. In addition to the purchase limitation provided for in Section D.1 of this Article, no Person (or group of Persons acting in concert), together with any Associate, shall purchase shares of Common Stock having an aggregate purchase price of more than $600,000 (which limit may be increased or decreased by the Board of Directors of the Savings Bank in accordance with Section D.5 of this Article).

     3. The Boards of Directors of the Savings Bank and Holding Company will not be deemed to be Associates or a group acting in concert solely as a result of membership on the Boards of Directors.

     4. To the extent that Conversion Stock is available, no subscriber will be allowed to purchase Conversion Stock having an aggregate purchase price of less than $500.

     5. Either before or subsequent to approval of the Plan by the Members and prior to consummation of the sale of the Conversion Stock, the Board of Directors of the Savings Bank may, in its sole discretion, (i) increase the maximum purchase limitations set forth in Sections D.1 and D.2 of this Article to an amount not greater than five percent (5%) of the aggregate purchase price of shares of Conversion Stock offered and sold in the Conversion or (ii) reduce such maximum purchase limitations to an amount not less than one percent (1%) of the aggregate purchase price of shares of Conversion Stock offered and sold in the Conversion, each without further approval of the Members.

     6. Each person purchasing Conversion Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the purchase limitations under the Plan or otherwise imposed by law, rule or regulation.

     7. Subscription Rights to purchase the Conversion Stock received by Executive Officers and Directors of the Savings Bank and their Associates, based on their increased deposits in the Savings Bank in the one-year period preceding the Eligibility Record Date shall be subordinated to all other subscriptions involving the exercise of Subscription Rights to purchase the Conversion Stock pursuant to Category No. 1.

     E.  Restrictions on and Other Characteristics of Stock Being Sold

     1.  Transferability.  Conversion Stock purchased by Directors or Executive
         ---------------
Officers of the Converted Savings Bank shall not be sold or otherwise disposed of for value for a period of not less than one year from the date of purchase without written permission of the Administrator, except for any disposition of such shares following the death of the original purchaser.

     The Conversion Stock issued by the Holding Company to Directors and Executive Officers of the Converted Savings Bank shall bear a legend giving appropriate notice of the one-year holding period restriction. This legend will state as follows:

     The shares of stock evidenced by this Certificate may not be sold, except in the event of the death of the registered holder, for a period of one year from the date of this certificate without the prior written consent of the Administrator, Savings Institutions Division, North Carolina Department of Commerce.

     In addition, the Holding Company shall give appropriate instructions to the transfer agent with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares subsequently issued as a stock dividend, stock split, or otherwise with respect to any such restricted stock, shall be subject to the same holding period restrictions for Directors and Executive Officers of the Converted Savings Bank as may be then applicable to such restricted stock.

     No Director, Executive Officer or Associate of a Director or Executive Officer of the Converted Savings Bank shall purchase any outstanding shares of common stock of the Holding Company for a period of three years following the Conversion without the prior written approval of the Administrator, except (a) through a broker or dealer registered with the SEC or the Secretary of State of North Carolina or (b) in a "negotiated transaction" involving more than one percent of the then outstanding shares of capital stock of the Holding Company or (c) through the purchase of common stock made by and held by one or more tax-qualified or non-tax-qualified employee stock benefit plans of the Converted Savings Bank or the Holding Company which may be attributable to Executive Officers or Directors. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any Person acting on his or her behalf and the purchaser or his or her investment representative. The term "investment representative" shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

     2. Repurchase and Dividend Rights. Subject to the Regulations and regulations of the FDIC, the Converted Savings Bank may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect thereof would cause the regulatory capital of the Converted Savings Bank to be reduced below (a) the amount required for the Liquidation Account or (b) the net worth requirements of the Administrator or the minimum capital requirements of the FDIC. As set forth in the Regulations and regulations of the FDIC, there exist additional limitations on the ability of the Converted Savings Bank to pay dividends and repurchase stock without the written approval of the Administrator and the FDIC.

     The above limitations shall not preclude payments of dividends or repurchases of capital stock by the Converted Savings Bank or the Holding Company in the event applicable federal or state regulatory limitations are liberalized subsequent to the Conversion.

     3. Voting Rights. After the Conversion, holders of Savings Accounts and obligors on loans will not have voting rights in the Converted Savings Bank. Exclusive voting rights shall be vested in the Holding Company as the owner of all of the capital stock of the Converted Savings Bank. Each holder of common stock of the Holding Company will be entitled to vote on any matter coming before the stockholders of the Holding Company for consideration and will be entitled to one vote for each share of common stock of the Holding Company owned by such stockholder.

     4. Preemptive Rights. Holders of common stock of the Holding Company shall not have preemptive rights to acquire additional or treasury shares of the Holding Company. Holders of common stock of the Converted Savings Bank shall not have preemptive rights to acquire additional or treasury shares of the Savings Bank.

     F.   Mailing of Offering Materials and Collation of Subscriptions

     After (i) approval of the Plan by the Administrator, (ii) receipt of a notice of non-objection by the FDIC or expiration of the time period for FDIC review and objection without receipt of an objection from the FDIC and (iii) the SEC's declaration of the effectiveness of the registration statement containing the Prospectus, the Holding Company shall distribute the Prospectus and Order Forms for the purchase of shares to holders of Subscription Rights in accordance with the terms of the Plan.

     As set forth in the Prospectus, each such recipient of an Order Form will be given a period of not less than 20 days nor more than 45 days from the date of mailing, unless extended, to properly complete, execute and return the Order Form to the Savings Bank on behalf of the Holding Company. Self-addressed, postage-paid return envelopes will accompany these forms when mailed. The Savings Bank will collate the returned executed forms upon completion of the subscription period. Failure of any eligible subscriber in the Subscription or Community Offerings to return a properly completed and executed Order Form with full payment for all shares subscribed for within the prescribed time limits shall be deemed a waiver and a release by such person of any rights to purchase shares hereunder.

     The Savings Bank may require a Person to provide evidence satisfactory to the Savings Bank that such Person qualifies as an Eligible Account Holder, Supplemental Eligible Account Holder, Other Member, or First Priority Community Subscriber, as the case may be. All determinations as to whether a Person qualifies to purchase in a particular category shall be made by the Savings Bank in its sole discretion and shall be final and conclusive.

     The Savings Bank reserves the right to make an independent investigation of any facts or circumstances brought to its attention that indicate or tend to indicate that one or more persons acting independently or as a group acting in concert may be attempting to violate or circumvent the regulatory prohibition on transferability of Subscription Rights. The nature and extent of such investigation will be at the Savings Bank's sole discretion and the Savings Bank may require a holder of Subscription Rights to provide certified affidavits and other documentation to satisfy the Savings Bank that the Plan and North Carolina and federal conversion regulations regarding nontransferability are not being subverted by actions of holders of Subscription Rights. In extreme cases the Savings Bank reserves the right to seek legal advice from the General Counsel for the Administrator as to compliance with all regulations governing the Conversion, including the nontransferability of Subscription Rights.

     If the Board of Directors of the Savings Bank determines that a subscriber
(i) has submitted false or misleading information on an Order Form or otherwise,
(ii) has attempted to purchase shares of Conversion Stock in violation of provisions of this Plan or applicable law or (iii) has failed to cooperate with attempts by the Savings Bank, its employees or agents to verify information with respect to purchase rights, such Board of Directors may reject the order of such subscriber.

     G.  Method of Payment

     Payment for all shares of Conversion Stock subscribed for in the Subscription and Community Offerings may be made in cash, if delivered in person, by check or money order, or if the subscriber has a Savings Account (other than a demand deposit or NOW account), by withdrawal authorization from the Savings Account for the purchase amount. Unless payment is to be made by withdrawal from a Savings Account, it shall accompany the Order Forms. Notwithstanding the foregoing, the ESOP shall not be required to make payment for shares subscribed for until the date set for consummation of the Conversion, provided that, at the time the ESOP submits its Order Form, it has obtained a commitment from the Holding Company or an independent third party lender to loan it the funds necessary to satisfy its order.

     If a subscriber authorizes the withdrawal from his or her Savings Account, the funds may be withdrawn from the subscriber's Savings Account at any time after receipt of the subscriber's stock order form and will continue to earn interest at the applicable rate for such Savings Account until the Conversion is
completed or terminated.   The withdrawal will be given effect only to the
extent necessary to satisfy the subscription at a price equal to the aggregate Actual Purchase Price of the Conversion Stock sold to the subscriber. The Savings Bank will allow subscribers to purchase shares of Conversion Stock by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if the remaining balance of the account is less than the applicable minimum balance requirement. In that event, the remaining balance will earn interest at the passbook savings rate. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Conversion Stock under the Plan.

     A subscriber who is the beneficial owner of a Retirement Account may pay for shares of Conversion Stock subscribed for by authorizing and directing the Savings Bank on the Order Form to roll over the subscriber's Retirement Account to a self-directed Retirement Account at an independent trustee, who shall then be directed to make a withdrawal from such Retirement Account in an amount equal to the Actual Purchase Price of such shares. Such shares shall then become part of the Retirement Account estate.

     All amounts received for the purchase of Conversion Stock in the Subscription Offering and the Community Offering (other than by charge against the Subscriber's account or as provided above) shall be placed in a special escrow account with the Savings Bank. The Savings Bank shall pay interest to the subscriber at the passbook savings rate on such amounts paid to purchase Conversion Stock from the date payment is received until the Conversion is completed or terminated, as the case may be. The Savings Bank shall deliver all amounts received for the purchase of Conversion Stock in the Subscription Offering and the Community Offering to the Holding Company on the date the Conversion is consummated.

     H.   Undelivered, Defective or Late Order Forms:  Insufficient Payment

     If an Order Form in the Subscription or Community Offering (a) is not delivered and is returned by the United States Postal Service (or the Savings Bank is unable to locate the addressee); (b) is not received by the Savings Bank or is received by the Savings Bank after the date specified for receipt therein;
(c) is defectively completed or executed; (d) is not accompanied by the total required payment for the shares of Conversion Stock subscribed for (including cases in which the subscriber's Savings Account is insufficient to cover the amount of such required payment pursuant to a withdrawal authorization) or (e) is not accompanied by immediately available funds, the Subscription Rights and other rights to purchase of the person to whom such rights have been granted will be deemed waived and will not be honored. The Savings Bank may, but will not be required to, waive any irregularity relating to any Order Form or require the submission of a corrected Order Form or the remittance of full payment for subscribed shares by such date as the Savings

Bank may specify. Subscription orders, once tendered, cannot be revoked. The Savings Bank's interpretation of the terms and conditions of this Plan and acceptability of the Order Forms will be final.

     I.  Members in Non-Qualified States or in Foreign Countries

     The Holding Company will make reasonable efforts to comply with the securities laws of all states of the United States in which Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members entitled to subscribe for shares of Conversion Stock reside. However, the Holding Company shall not elect to offer or sell shares of Conversion Stock or Subscription Rights under the Plan of Conversion in a foreign country, and may elect not to offer or sell shares of Conversion Stock or Subscription Rights in a state in the United States (i) where a small number of persons otherwise eligible to subscribe for shares under this Plan reside or (ii) if the Holding Company determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Holding Company, the Savings Bank or any employee or representative thereof register as a broker, dealer, agent or salesperson or register or otherwise qualify the Subscription Rights or Conversion Stock for sale in such state. No payments will be made in lieu of the granting of Subscription Rights to persons residing in such jurisdictions.

     J.  Acquisition of Capital Stock of the Converted Savings Bank

     One half of the net proceeds from the sale of the Conversion Stock (after such net proceeds are reduced by the amount of any loan made by the Holding Company to the ESOP), will be used by the Holding Company to purchase all of the outstanding capital stock of the Converted Savings Bank.

VII. Amended Charter and Bylaws

     As part of the Conversion and this Plan, the Amended Charter and new bylaws of the Converted Savings Bank will be adopted to authorize the Converted Savings Bank to operate as a North Carolina capital stock savings bank under the name Mooresville Savings Bank, Inc., SSB. The Amended Charter and new bylaws for the Converted Savings Bank are attached hereto as Annex I and Annex II, respectively. By approving the Plan, the Members will thereby approve the Amended Charter and new bylaws. Accordingly, the Amended Charter and new bylaws may be amended in the same manner as the Plan pursuant to Article XIII.

VIII.  Consummation of Conversion

       After approval of the Plan by the Members, completion of the issuance and sale of the Conversion Stock, and provided the Amended Charter and new bylaws have been filed with and approved by the Administrator, the Conversion will become effective. The effective time of such Conversion will be the date of completion of such issuance and sale unless a later date is specified by the Savings Bank. The Conversion shall constitute a change of form of organization of the Savings Bank and shall not impair or affect any contracts, rights, liabilities, obligations, interest and relations of whatever kind of the Savings Bank.

       The Conversion of the Savings Bank from a North Carolina-chartered mutual savings bank to a North Carolina-chartered capital stock savings bank shall be deemed to be an extension of the corporate existence of the Savings Bank, and all property of the Savings Bank including all its rights, title and interest in and to all property of whatever kind, whether real, personal or mixed, and things in action, and every right, privilege, interest and asset of any conceivable value or benefit then existing, belonging or pertaining to it, or which would inure to it, shall immediately by act of law and without any conveyance or transfer, and without any further act or deed, be vested in and become the property of the Converted Savings Bank, which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same was possessed, held and enjoyed by the Savings Bank, and the Converted Savings Bank shall succeed to all the rights, obligations and relations of the Savings Bank.

IX.  Registration and Market Making

     Upon completion of the Conversion, the Conversion Stock will be registered with the SEC pursuant to the Securities Exchange Act of 1934, as amended. In connection with the registration, the Holding Company hereby undertakes not to deregister such stock for a period of three years thereafter.

     The Holding Company will use its best efforts to encourage and assist a Market Maker to establish and maintain a market for the shares of the Conversion Stock. The Holding Company will also use its best efforts to list the Conversion Stock on a national or regional securities exchange or on the National Association of Securities Dealers Inc. Automated Quotation System.

X.   Status of Savings Accounts and Loans Subsequent to Conversion

     All Savings Accounts will retain the same status after Conversion as these accounts had prior to Conversion. Each Savings Account holder shall retain, without payment, a Savings Account or Accounts in the Converted Savings Bank, equal in amount to the withdrawable value of such account holder's Savings Account or Accounts in the Savings Bank prior to Conversion. All Savings Accounts will continue to be insured by the SAIF of the FDIC up to the applicable limits of insurance coverage. All loans shall retain the same status after Conversion as such loans had prior to Conversion.

XI.  Liquidation Account

     After the Conversion, holders of Savings Accounts and borrowers will not have voting rights in the Converted Savings Bank and will not be entitled to share in the residual assets after liquidation of the Converted Savings Bank. However, pursuant to the Regulations, the Savings Bank shall, at the time of Conversion, establish a Liquidation Account on the records of the Converted Savings Bank in an amount equal to its total regulatory capital as of the date of the latest statement of financial condition contained in the final Prospectus used in connection with the Conversion or such other amount as shall be required by the Regulations. The function of the Liquidation Account is to establish a priority on liquidation and, except as provided in Article VI.E.2 above, the existence of the Liquidation Account shall not operate to restrict the use or applications of any of the net worth, regulatory capital or other accounts of the Converted Savings Bank.

     The Liquidation Account shall be maintained by the Converted Saving Bank subsequent to Conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (as applicable) who maintain Savings Accounts in the Converted Savings Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Savings Account held, have a related inchoate interest in a portion of the Liquidation Account balance (the "subaccount balance").

     The initial subaccount balance for a Savings Account held by an Eligible Account Holder or a Supplemental Eligible Account Holder shall be determined by multiplying the total opening balance in the Liquidation Account by a fraction, of which the numerator is the amount of the Qualifying Deposits in the related Savings Account on the Eligibility Record Date or the Supplemental Eligibility Record Date (as applicable) and of which the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders or Supplemental Eligible Account Holders (as applicable) on such dates. Each such initial subaccount balance in the Liquidation Account shall never be increased, but shall be subject to downward adjustment as provided below.

       If the deposit balance in any Savings Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date (as applicable) is less than the lesser of (a) the deposit balance in such Savings Account at the close of business on any previous annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date, as applicable, or (b) the amount of the Qualifying Deposit in such Savings Account on the Eligibility Record Date or the Supplemental Eligibility Record Date, as applicable, then the subaccount balance for such Savings Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Savings Account. The subaccount balance of a Savings Account holder shall be maintained for as long as the Savings Account holder maintains an account with the same social security number with the Converted Savings Bank.

       In the event of a complete liquidation of the Converted Savings Bank (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder, as applicable, shall be entitled to receive a liquidation distribution from the Liquidation Account in the amount of the then current adjusted subaccount balances for Savings Accounts then held, after the payment of creditors of the Converted Savings Bank, including deposit account holders, but before any liquidation distribution may be made to the Converted Savings Bank's stockholders. No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar combination or transaction with or by another FDIC-insured institution shall be considered to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving institution.

XII.   Management

       The Savings Bank or the Holding Company have entered or will enter into contracts of employment with selected executives; the Savings Bank intends to adopt and approve the ESOP; and, subject to approval of the stockholders of the Holding Company, the Holding Company intends to approve and adopt stock option plans for employees and directors of the Holding Company and/or the Savings Bank and a management recognition plan providing for the issuance of restricted stock of the Holding Company to certain employees and directors of the Holding Company and/or the Savings Bank.

XIII.  Amendment or Termination of Plan

       If necessary or desirable, the Plan may be amended at any time prior to submission of the Plan and proxy materials to the Members by a two-thirds vote of the Board of Directors of the Savings Bank. After submission of the Plan and proxy materials to the Members, the Plan may be amended by a two-thirds vote of the Board of Directors of the Savings Bank, but only with the concurrence of the Administrator.

       In the event that mandatory new regulations pertaining to conversions are adopted by the Administrator or FDIC prior to the completion of the Conversion, the Plan will be amended as provided above to conform to the new mandatory regulations without a re-solicitation of proxies or another Special Meeting. In the event that new conversion regulations adopted by the Administrator or FDIC prior to completion of the Conversion contain optional provisions, the Plan may be amended as provided above to utilize such optional provisions without a re-solicitation of proxies or another Special Meeting.

     The Plan may be terminated by a two-thirds vote of the Board of Directors of the Savings Bank at any time prior to the Special Meeting, and at any time following such Special Meeting with the concurrence of the Administrator. The Plan shall terminate automatically if the sale of all shares of Conversion Stock required to be sold is not completed within 12 months of the date of the Special Meeting, unless the Administrator agrees in writing to an extension of up to an additional 12 months.

     By adoption of the Plan, the Members authorize the Board of Directors of the Savings Bank to amend or terminate the Plan under the circumstances set forth above.

XIV. Expenses of the Conversion

     The Savings Bank will use its best efforts to assure that expenses incurred in connection with the Conversion shall be reasonable.

XV.  Prohibition on Extensions of Credit

     The Savings Bank, the Holding Company or any subsidiary of either of them may not knowingly loan funds or otherwise extend unsecured credit or credit secured by the Holding Company's Conversion Stock to any person to purchase shares of Conversion Stock.

XVI. Contributions to Tax-Qualified Employee Stock Benefit Plans

     The Savings Bank may make scheduled discretionary contributions to the ESOP or any other tax-qualified employee stock benefit plan, provided such contributions do not cause the Savings Bank to fail to meet its net worth requirements.

                                                                         ANNEX I


           Second Amended and Restated Certificate of Incorporation
                                      of
                      Mooresville Savings Bank, Inc., SSB


                                 ARTICLE I

     The name of the corporation is Mooresville Savings Bank, Inc., SSB (the "Savings Bank").

                                 ARTICLE II

     The principal office of the Savings Bank shall be located at 347 North Main Street, Mooresville, Iredell County, North Carolina. The street address of the registered office of the Savings Bank is 347 North Main Street, Mooresville, North Carolina, the mailing address of the registered office of the Savings Bank is P.O. Box 1117, Mooresville, North Carolina 28115-1117, and the name of the registered agent at the address is George W. Brawley, Jr.

                                 ARTICLE III

     The period of duration of the Savings Bank is perpetual.

                                 ARTICLE IV

     The purposes for which the Savings Bank is organized are to pursue any and all of the lawful objectives of a stock savings bank chartered under the provisions of the General Statutes of North Carolina and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the constitutions and laws of the State of North Carolina and the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations and orders of appropriate regulatory authorities.

                                 ARTICLE V

     The Savings Bank shall have authority to issue 100,000 shares of stock. These shares shall be all of one class, designated as common stock with no par value.

                                 ARTICLE VI

     The minimum amount of consideration to be received for its shares of stock before the Savings Bank shall commence business as a stock savings bank is $100.

                                 ARTICLE VII

     The shareholders of the Savings Bank do not have preemptive rights to
                                             ---
acquire additional or treasury shares of the Savings Bank.

                                 ARTICLE VIII

     Pursuant to the requirements of the rules and regulations of the Administrator of the Savings Institutions Division, North Carolina Department of Commerce, the Savings Bank shall establish and maintain a liquidation account for the benefit of its "Eligible Account Holders" and "Supplemental Eligible Account Holders," if applicable, as defined in the Plan of Holding Company Conversion adopted by the Savings Bank in connection with its conversion to the stock form of ownership. In the event of a complete liquidation of the Savings Bank, it shall comply with such rules and regulations with respect to the amount and the priorities on liquidation of each Eligible Account Holder's or Supplemental Eligible Account Holder's inchoate interest in the liquidation account, to the extent it is still in existence; provided, however, that an Eligible Account Holder's or Supplemental Eligible Account Holder's inchoate interest in the liquidation account shall not entitle such person or entity to any voting rights at meetings of the Savings Bank's shareholders.

                                 ARTICLE IX

     The business and affairs of the Savings Bank shall be managed by a Board of Directors. The number of directors shall be fixed by the Savings Bank's Bylaws but shall not be less than five (5). Terms of directors may be classified as stated in the Savings Bank's Bylaws.

                                 ARTICLE X

     To the fullest extent that the law of North Carolina as it exists on the effective date of this Article, or as it may thereafter be amended, permits the elimination of liability of directors, no director of the Savings Bank shall be personally liable to the Savings Bank or any of its shareholders for monetary damages for any breach of duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Savings Bank for or with respect to any act or failure to act on the part of such director occurring prior to such amendment or repeal. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the Savings Bank for any liability of a director which has not been eliminated by the provisions of this Article.

                                 ARTICLE XI

     Any addition, alteration or amendment to this Charter shall be made in accordance with the provisions of Chapter 54C of the General Statutes of North Carolina and any amendments thereto.



                              MOORESVILLE SAVINGS BANK, INC., SSB
ATTEST:

                              By:
          ------------------------------------------
By:                                 George W. Brawley, Jr., President
   ------------------------------

                 Secretary
  --------------



STATE OF NORTH CAROLINA

COUNTY OF _________________

     This is to certify that on this ________ day of __________________, 1997, before me, a Notary Public, personally appeared George W. Brawley, Jr. and ____________________, each of whom, being by me first duly sworn, declared that he signed the foregoing instrument in the capacity indicated, that he was authorized so to sign, and that the statements contained therein are true.

     Witness my hand and official seal, this _____ day of ____________________, 1997.


                              ----------------------------------------------
                              Notary Public
(OFFICIAL SEAL)

                              My Commission Expires:
                                                      -----------------------

                                                            ANNEX II



                                    BYLAWS

                                      OF

                      MOORESVILLE SAVINGS BANK, INC., SSB


                                  ARTICLE I.

                                    OFFICES
                                    -------

     Section 1.  Principal Office.  The principal office of the Savings Bank
     ---------   ----------------
shall be located at 347 North Main Street, Mooresville, North Carolina 28115-
2453.

     Section 2.  Registered Office. The registered office of the Savings Bank
     ---------   -----------------
required by law to be maintained in the State of North Carolina may be, but need not be, identical with the principal office.


                                  ARTICLE II.

                            MEETING OF SHAREHOLDERS
                            -----------------------

     Section 1.  Place of Meetings.  All meetings of shareholders shall be held
     ---------   -----------------
at the principal office of the Savings Bank, or at such other place, either within or without the State of North Carolina, as shall be designated in the notice of the meeting or agreed upon by a majority of the shareholders entitled to vote thereat.

     Section 2.  Annual Meetings.  The annual meeting of shareholders shall be
     ---------   ---------------
held during the first five calendar months following the end of the Savings Bank's fiscal year, or any day (except Saturday, Sunday or a legal holiday) during that period as shall be determined by the Board of Directors, for the purpose of electing directors of the Savings Bank, receiving annual reports of officers, and transacting such other business as may be properly brought before the meeting.

     Section 3.  Substitute Annual Meeting.  If the annual meeting shall not be
     ---------   -------------------------
held on the date designated by these Bylaws, a substitute annual meeting may be called in accordance with the provisions of Section 4 of this Article II. A meeting so called shall be designated and treated for all purposes as the annual meeting.


     Section 4.  Special Meetings.  Special meetings of the shareholders may be
     ---------   ----------------
called at any time by the President, or a majority of the Board of Directors by giving notice as hereinafter provided, and, unless the Savings Bank shall at such time have a class of shares registered under Section 12 of the Securities Exchange Act of 1934, as amended, shall be called by any of the foregoing pursuant to the written request of the holders of not less than one-tenth of all votes entitled to be cast on any issue proposed to be considered at the meeting.

     Section 5.  Notice of Meetings.  Written or printed notice stating the
     ---------   ------------------
time, place and date of the meeting shall be delivered not less than ten (10) nor more than sixty (60) days before the date thereof, either in person or by mail, by or at the direction of the Board of Directors, the President or the Secretary to each shareholder of record entitled to vote at such meeting unless applicable law or the Saving Bank's articles of incorporation require that such notice shall be given to all shareholders with respect to such meeting. If mailed, such notice shall be deemed to be effective when deposited in the United States mail, correctly addressed to the shareholder at the shareholder's address as it appears on the current record of shareholders of the Savings Bank, with postage thereon prepaid.

     In the case of an annual or substitute annual meeting, the notice of meeting need not specifically state the business to be transacted thereat unless such a statement expressly is required by the provisions of the North Carolina Business Corporation Act. In the case of a special meeting, the notice of meeting specifically shall state the purpose or purposes for which the meeting is called.

     If any meeting of shareholders is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment and if a new record date is not fixed for the adjourned meeting. If a new record date for the adjourned meeting is or must be fixed pursuant to North Carolina law, notice of the adjourned meeting must be given as provided in this Section to persons who are shareholders as of the new record date.

     Section 6.  Waiver of Notice.  Any shareholder may waive notice of any
     ---------   ----------------
meeting before or after the meeting. The waiver must be in writing, signed by the shareholder, and delivered to the Savings Bank for inclusion in the minutes or filing with the corporate records. A shareholder's attendance, in person or by proxy, at a meeting (a) waives objection to lack of notice or defective notice of the meeting, unless the shareholder or the shareholder's proxy at the beginning of the meeting objects to holding the meeting or transacting business thereat, and (b) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder or his proxy objects to considering the matter before it is voted upon.

     Section 7.  Voting List.  Before each meeting of shareholders, an
     ---------   -----------
alphabetical list of the shareholders entitled to notice of such meeting shall be prepared by the Secretary of the Savings Bank. The list shall be arranged by voting group and within each voting group by class or series of shares and show the address of and number of shares held by each shareholder. The list shall be kept on file at the principal office of the Savings Bank for the period beginning two (2) business days after notice of the meeting is given and continuing through the meeting, and shall be available for inspection by any shareholder or the agent or attorney of any shareholder at any time prior to the meeting during regular business hours and at any time during the meeting or any adjournment thereof.

     Section 8.  Voting Group.  All shares of one or more classes or series that
     ---------   ------------
under the Savings Bank's articles of incorporation or the North Carolina Business Corporation Act are entitled to vote and be counted together collectively on a matter at a meeting of shareholders constitute a voting group. All shares entitled by the Savings Bank's articles of incorporation or the North Carolina Business Corporation Act to vote generally on a matter are for that purpose a single voting group. Classes or series of shares shall not be entitled to vote separately by voting group unless expressly authorized by the Savings Bank's articles of incorporation or specifically required by law.

     Section 9.  Quorum.  Shares entitled to vote generally as a single voting
     ---------   ------
group or as a separate voting group may take action on a matter at the meeting of shareholders only if a quorum of those shares is present at the meeting. A majority of the votes entitled to be cast on the matter by the voting group shall constitute a quorum of that voting group for action on that matter.

     Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

     In the absence of a quorum at the opening of any meeting of shareholders, such meeting may be adjourned from time to time by a vote of a majority of the votes cast on the motion to adjourn; and at any adjourned meeting any business may be transacted which might have been transacted at the original meeting if a quorum exists with respect to the matter proposed.

     Section 10.  Proxies.  Shares may be voted either in person or by one or
     ----------   -------
more agents authorized by a written proxy executed by the shareholder or by the shareholder's duly authorized attorney-in-fact. A proxy shall not designate as a holder any corporation or partnership including any person acting on behalf of any corporation or partnership, or any person other than a living natural person. However, a proxy may designate the holder of a specified title or office, if a natural person, or a committee composed solely of natural persons, including a committee composed of the Board of Directors of the Savings Bank.

     Section 11.  Voting of Shares.  Subject to the provisions of the Savings
     ----------   ----------------
Bank's articles of incorporation, each outstanding share shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

     Except in the election of directors as provided in Section 3 of Article III, if a quorum exists, action on a matter by a voting group at a meeting of shareholders is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless a greater vote is required by law or the Savings Bank's articles of incorporation or these Bylaws.

     Section 12.  Informal Action by Shareholders.  Any action which may be
     ----------   -------------------------------
taken at a meeting of shareholders may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by all of the persons who would be entitled to vote upon such action at a meeting, and delivered to the Secretary of the Savings Bank for inclusion in the minutes or filing with the corporate records.

     If the Savings Bank is required by law to give notice to nonvoting shareholders of action to be taken by unanimous written consent of the voting shareholders, then the Savings Bank shall give the nonvoting shareholders, if any, written notice of the proposed action at least ten (10) days before the action is taken.


                                 ARTICLE III.

                                 DIRECTORS
                                 ---------

     Section 1.  General Powers.  The business and affairs of the Savings Bank
     ---------   --------------
shall be managed by the Board of Directors or by such Executive Committee as the Board may establish.

     Section 2.  Number, Term and Qualifications.  The number of Directors of
     ---------   -------------------------------
the Savings Bank shall be no less than five (5) and no more than nine (9), with the exact number to be fixed from time to time by the Board of Directors. Each Director shall hold office until his death, resignation, retirement, removal, disqualification, or his successor shall have been elected and qualified.

     Section 3.  Election of Directors.  Except as provided in Section 5 of this
     ---------   ---------------------
Article III, the directors shall be elected at the annual meeting of shareholders, and those persons who receive the highest number of votes at a meeting at which a quorum is present shall be deemed to have been elected. If any shareholder so demands, election of directors shall be by ballot. At all times when the number of directors shall be nine (9) or more, the Board of Directors shall be divided into three (3) classes, as nearly equal in number as possible, and each class shall be elected for staggered terms of three (3) years or until successors are duly elected and qualified.

     Section 4.  Removal.  Any director may be removed at any time with or
     ---------   -------
without cause by a vote of shareholders holding a majority of the votes entitled to be cast at an election of the directors. If any directors are so removed, new directors may be elected at the same meeting.

     Section 5.  Vacancies.  Any vacancy occurring in the Board of Directors,
     ---------   ---------
including without limitation a vacancy resulting from an increase in the number of directors or from the failure by the shareholders to elect the full authorized number of directors, may be filled by the shareholders, a majority of the remaining directors, though less than a quorum, or by the sole remaining director. A director elected to fill a vacancy shall be elected to serve the remaining term of the director replaced, or if a director is not elected to replace a previously elected director, the new director shall be elected to serve until the next shareholders' meeting at which directors are elected. The shareholders may elect a director at any time to fill any vacancy not filled by the directors.

     Section 6.  Compensation.  The Board of Directors may provide for the
     ---------   ------------
compensation of directors for their services as such and for the payment or reimbursement of any or all expenses incurred by them in connection with such services.

                                  ARTICLE IV.

                             MEETINGS OF DIRECTORS
                             ---------------------

     Section 1.  Regular Meetings.  A regular meeting of the Board of Directors
     ---------   ----------------
shall be held immediately after, and at the same place as, the annual meeting of shareholders. In addition, the Board of Directors may provide, by resolution, the time and place, either within or without the State of North Carolina, for the holding of additional regular meetings.

     Section 2.  Special Meetings.  Special meetings of the Board of Directors
     ---------   ----------------
may be called by or at the request of the President, Vice President acting in his absence or incapacity, or any three Directors, upon notice either in person or by mail. Such meetings shall be held either within or without the State of North Carolina as fixed by the person or persons calling any such meeting.

     Section 3.  Notice of Meetings.  The applicable provisions of North
     ---------   ------------------
Carolina law shall govern meetings of the Board of Directors, notice of meetings, waiver of notice, quorums and actions of the Board of Directors.

     Section 4.  Quorum.  A majority of the number of directors shall constitute
     ---------   ------
a quorum for the transaction of business at any meeting of the Board of Directors.

     Section 5.  Manner of Acting.  Except as otherwise provided in these
     ---------   ----------------
Bylaws, the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

     Section 6.  Presumption of Assent.  A director of the Savings Bank who is
     ---------   ---------------------
present at a meeting of the Board of Directors at which action on any matter is taken shall be presumed to have assented to the action unless his contrary vote is recorded or his dissent is otherwise entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Savings Bank immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

     Section 7.  Informal Action by Directors.  Action taken by the directors
     ---------   ----------------------------
without a meeting is nevertheless Board action if written consent to the action is signed by all the directors and filed with the minutes of the proceedings of the Board or other corporate records, whether done before or after the actions are taken.


                                  ARTICLE V.

                                   OFFICERS
                                   --------

     Section 1.  Officers of the Savings Bank.  The officers of the Savings Bank
     ---------   ----------------------------
shall consist of a President, a Secretary, a Treasurer, and such Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers as the Board of Directors may from time to time elect. Any two or more offices may be held by the same person, except the offices of President and Secretary, but no officer may act in any more than one capacity where action of two or more officers is required.

     Section 2.  Election and Term.  The officers of the Savings Bank shall be
     ---------   -----------------
elected by the Board of Directors. Such election may be held at any regular or special meeting of the Board. Each officer shall hold office until his death, resignation, retirement, removal, disqualification or his successor is elected and qualified.

     Section 3.  Removal.  Any officer or agent elected or appointed by the
     ---------   -------
Board of Directors may be removed by the Board whenever in its judgment the best interests of the Savings Bank will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

     Section 4.  President.  The President shall be the principal executive
     ---------   ---------
officer and managing officer of the Savings Bank and, subject to the control of the Board of Directors, shall supervise and control all of the business and affairs of the Savings Bank. He or she shall sign, with the Secretary, an Assistant Secretary, or with any other proper officer authorized by the Board of Directors and whose signature is required, certificates for shares of the Savings Bank and any deeds, mortgages, bonds, contracts, or other instruments which may be lawfully executed on behalf of the Savings Bank, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be delegated by the Board of Directors or these Bylaws to some other officer or agent of the Savings Bank; and, in general, he or she shall perform all duties incident to the office of the President and such other duties as may be prescribed by the Board of Directors from time to time.

     Section 5.  Vice Presidents.  In the absence of the President or in the
     ---------   ---------------
event of his death, inability or refusal to act, the Vice Presidents, unless otherwise determined by the Board of Directors, shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President, with any other proper officer whose signature is required, may sign certificates for shares of the Savings Bank and shall perform such other duties as from time to time may be assigned to him or her by the President or Board of Directors.

     Section 6.  Secretary.  The Secretary shall: (a) keep the minutes of the
     ---------   ---------
meetings of shareholders and of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Savings Bank and see that the seal of the Savings Bank is affixed to all documents the execution of which on behalf of the Savings Bank under its seal is duly authorized; (d) have general charge of the stock transfer books of the Savings Bank and shall keep, at the registered or principal office of the Savings Bank a record of shareholders showing the name and address of each shareholder and the number and class of the shares held by each; (e) be authorized, with any other proper officer, to sign certificates for shares of the Savings Bank and shall sign such other instruments as may require the Secretary's signature; and (f) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the President or by the Board of Directors.

     Section 7.  Assistant Secretaries.  In the absence of the Secretary or in
     ---------   ---------------------
the event of his or her death, inability or refusal to act, the Assistant Secretaries, unless otherwise determined by the Board of Directors, shall perform the duties of the Secretary, and when so acting shall have all the powers of and be subject to all the restrictions upon the Secretary. Any Assistant Secretary, with any other proper officer, may sign certificates for shares of the Savings Bank. They shall perform such other duties as may be assigned to them by the Secretary, by the President, or by the Board of Directors.

     Section 8.  Treasurer.  The Treasurer shall:  (a) have charge and custody
     ---------   ---------
of and be responsible
for all funds and securities of the Savings Bank; receive and give receipts for money due and payable to the Savings Bank from any source whatsoever, and deposit all such moneys in the name of the Savings Bank in such depositories as shall be selected by the Board of Directors of the Savings Bank; (b) have authority, with any other proper officer, to sign certificates for shares of the Savings Bank; and (c) in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President or by the Board of Directors, or by these Bylaws.

     Section 9.  Assistant Treasurers.  In the absence of the Treasurer or in
     ---------   --------------------
the event of his or her death, inability or refusal to act, the Assistant Treasurers, unless otherwise determined by the Board of Directors, shall perform the duties of the Treasurer, and when so acting shall have all the powers of and be subject to all the restrictions upon the Treasurer. Any Assistant Treasurer, with any other proper officer, may sign certificates for shares of the Savings Bank. They shall perform such other duties as may be assigned to them by the Treasurer, by the President, or by the Board of Directors.


                                  ARTICLE VI.

                     CONTRACTS, LOANS, CHECKS AND DEPOSITS
                     -------------------------------------

     Section 1.  Contracts.  The Board of Directors may authorize any officer or
     ---------   ---------
officers, agent or agents, to enter into any contract or execute and deliver any instruments in the name of and on behalf of the Savings Bank, and such authority may be general or confined to specific instances.

     Section 2.  Loans.  No loan shall be contracted on behalf of the Savings
     ---------   -----
Bank and no evidences of indebtedness shall be issued in its name unless authorized by Article VI of these Bylaws or authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

     Section 3.  Checks and Drafts.  All checks, drafts or other orders for the
     ---------   -----------------
payment of money issued in the name of the Savings Bank shall be signed by such President or such other officer or officers, agent or agents of the Savings Bank and in such manner as shall from time to time be determined by resolution of the Board of Directors.

     Section 4.  Deposits.  All funds of the Savings Bank not otherwise employed
     ---------   --------
shall be deposited from time to time to the credit of the Savings Bank in such depositories as the Board of Directors shall direct.


                                 ARTICLE VII.

                               DEPOSIT ACCOUNTS
                               ----------------

     Section 1.  Classes of Deposit Accounts.  The Savings Bank may issue as
     ---------   ---------------------------
many classes of deposit accounts as the Board of Directors shall establish, subject to such regulations and limitations as the Administrator of the Savings Institutions Division of the North Carolina Department of Commerce and the Federal Deposit Insurance Corporation may prescribe. Such classes of deposit accounts may include passbook accounts, certificate accounts, NOW accounts, trust accounts, demand accounts and such other accounts as are permitted by law. The minutes of the meetings of the Board of Directors of the Savings Bank shall define each class of deposit account being offered to the public and shall show all changes made in the class or classes of deposit accounts available to the customers of the Savings Bank.

     Section 2.  Withdrawals.  The Savings Bank shall have the right to pay the
     ---------   -----------
withdrawal value of its deposit accounts at any time upon written application therefor and to pay the holders thereof the withdrawal value thereof. Upon receipt of a written application from any holder of a deposit account of all or any part of the withdrawal value thereof, the Savings Bank shall within thirty
(30) days pay the amount requested. If the Savings Bank is unable to pay all withdrawals requested at the end of thirty (30) days from the date of such requests, it shall then pay all withdrawals requested in accordance with the applicable provisions of the General Statutes of North Carolina, as amended, and the regulations of the Federal Deposit Insurance Corporation. Holders of deposit accounts for which application for withdrawal has been made shall remain holders of deposit accounts until paid and shall not become creditors.

     When a certificate or agreement between the Savings Bank and the account holder specifies a particular period of time for notice of withdrawals, withdrawals shall be made in accordance with such certificate or agreement.

     Section 3.  Forced Retirement.  If so provided in the deposit account
     ---------   -----------------
contract, the Savings Bank may redeem all or any part of its deposit accounts which have not been pledged as security for loans. The Savings Bank shall give at least thirty (30) days notice of such redemption by certified mail addressed to the holder of each deposit account at his or her last address as recorded on the books of the Savings Bank. The Savings Bank may not redeem any of its deposit accounts when it has any request for withdrawal which has been on file and unpaid for more than thirty (30) days. Also, the Savings Bank may not redeem any fixed-term deposit accounts which have not matured. The redemption price of each deposit account redeemed shall be the full value thereof, as determined by the Board of Directors, but in no event shall the redemption price be less than the withdrawal amount of such deposit accounts. If notice of redemption is duly given and sufficient funds are available for such redemption, interest shall cease to accrue on the deposit account as of the redemption date. After the redemption date all rights with respect to the deposit account shall terminate, except for the right of the deposit account holder to receive the redemption price thereof without interest.

     Section 4.  New Account Books.  The Savings Bank may issue a new account
     ---------   -----------------
book or certificate, or other evidence of ownership of a deposit account, in the name of the holder of record at any time when requested by such holder or his or her legal representative upon proof satisfactory to the Savings Bank that the original account book or certificate has been lost or destroyed. Such proof of loss shall ordinarily include a written verification by the holder or his or her legal representative that the account book or certificate has been lost or destroyed and the account has not been pledged or assigned. Such new account book or certificate shall expressly state that it is issued in lieu of the one lost or destroyed and that the Savings Bank shall in no way be liable thereafter on account of the original book or certificate. When issuing such a new account book or certificate, the Savings Bank may, at its option, require the holder of record to give to the Savings Bank a bond in such sum as it may direct, or such other indemnification as it may dictate, in order to indemnify the Savings Bank against any loss that might result from the issuance of the new account book, certificate, or other evidence of ownership of a deposit account.


                                 ARTICLE VIII.

                             LOANS AND INVESTMENTS
                             ---------------------

     Section 1.  General Lending Authority.  Funds of the Savings Bank shall be
     ---------   -------------------------
loaned in compliance with the General Statutes of North Carolina, the regulations promulgated by the Administrator of the Savings Institutions Division of the North Carolina Department of Commerce and applicable federal statutes and regulations, and in such sums and at such times as the Board of Directors may determine.

     Section 2.  Manner of Making Loans.  The Board of Directors shall establish
     ---------   ----------------------
and maintain procedures by which loans are to be considered, approved, and made by the Savings Bank. Such loan procedures may be amended by resolution of the Board of Directors.

     The Board of Directors may establish a Loan Committee to implement the Board's loan procedures and to consider and approve loans.

     The Board of Directors may designate one or more of the Savings Bank's officers to serve as Loan Officers. Such Loan Officers shall have authority to approve loans as determined by the Board.

     All actions taken on loan applications to the Savings Bank shall be reported to the Board of Directors at its meeting next following such actions.

     Section 3.  Appraisals.  The Board of Directors shall cause all loans
     ---------   ----------
secured by real estate to be appraised and approved as provided by law.


                                  ARTICLE IX.

                  CERTIFICATES FOR SHARES AND THEIR TRANSFER
                  ------------------------------------------

     Section 1.  Certificate For Shares.  If the shares of the Savings Bank are
     ---------   ----------------------
represented by certificates, the certificates shall be in such form as required by law and as determined by the Board of Directors and shall be signed by the President or any Vice President and either the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer. All certificates for shares shall be numbered consecutively or otherwise identified and shall indicate thereon a reference to any and all restrictive conditions of said shares. Certificates representing shares of the Savings Bank may be issued to every shareholder for the fully paid shares owned thereby; the name and address of the persons to whom they are issued, the number of shares, and the date of issue shall be entered on the stock transfer books of the Savings Bank. If the shares are not represented by certificates, then within a reasonable time after issuance or transfer of such shares, the Savings Bank shall deliver to the shareholder to whom such shares have been issued or transferred a written statement of the information required by law to be on certificates.

     Section 2.  Transfer of Shares.  If the shares are represented by
     ---------   ------------------
certificates, transfer of shares shall be made on the stock transfer books of the Savings Bank only upon surrender of the certificates for the shares sought to be transferred by the record holder thereof or by such shareholder's duly authorized agent, transferee or legal representative. All certificates surrendered for transfer shall be cancelled before new certificates for the transferred shares shall be issued. If the shares are not represented by certificates, transfer of shares shall be made on the stock transfer books of the Savings Bank only upon the furnishing of proper evidence of authority to transfer by the holder of record thereof or such shareholder's duly authorized agent, transferee or legal representative. Transfer of shares may be restricted by an agreement of the shareholder(s).

     Section 3.  Fixing Record Date.  The Board of Directors of the Savings Bank
     ---------   ------------------
may fix a date selected by it as the record date for one or more voting groups in order to determine (a) the shareholders entitled to notice of a meeting of shareholders, (b) the shareholders entitled to demand a special meeting, if any, (c) the shareholders entitled to vote, or (d) the shareholders entitled to take any other action. A record date fixed under this Section may not be more than seventy (70) days before the meeting or action requiring a determination of shareholders.

     A determination of shareholders entitled to notice of or to vote at a meeting of shareholders is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting, which it must do if the meeting is adjourned to a date more than one hundred twenty
(120) days after the date fixed for the original meeting.

     If no record date is fixed by the Board of Directors for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, the close of business on the day before the first notice of the meeting is delivered to shareholders shall be the record date for such determination of shareholders.

     Section 4.  Lost Certificates.  The Board of Directors may authorize the
     ---------   -----------------
issuance of a new share certificate in place of a certificate theretofore issued by the Savings Bank claimed to have been lost or destroyed, upon receipt of an affidavit of such fact from the person claiming the loss or destruction. When authorizing such issuance of a new certificate, the Board shall require the claimant to give the Savings Bank a bond in such sum as the Board may direct to indemnify the Savings Bank against loss from any claim with respect to the certificate claimed to have been lost or destroyed; provided, however, that the Board, by resolution reciting the circumstances justifying such action, may authorize the issuance of the new certificate without requiring such a bond.

     Section 5.  Holder of Record.  Except as otherwise required by law, the
     ---------   ----------------
Savings Bank may treat as the absolute owner of shares and as the person exclusively entitled to receive notification and distributions, to vote and otherwise to exercise the rights, powers, and privileges of ownership of such shares, the person in whose name the shares stand of record on its books.

     Section 6.  Reacquired Shares.  Shares of the Savings Bank that have been
     ---------   -----------------
issued and thereafter reacquired by the Savings Bank shall constitute authorized but unissued shares.


                                  ARTICLE X.

                              GENERAL PROVISIONS
                              ------------------

     Section 1.  Distributions.  The Board of Directors from time to time may
     ---------   -------------
authorize, and the Savings Bank may pay, distributions and share dividends on the Savings Bank's outstanding shares in the manner and upon the terms and conditions provided by law and by the Savings Bank's articles of incorporation.

     Section 2.  Seal.  The corporate seal of the Savings Bank shall consist of
     ---------   ----
two concentric circles between which is the name of the Savings Bank and in the center of which is inscribed SEAL; and such seal, as impressed on the margin hereof, is hereby adopted as the corporate seal of the Savings Bank.

     Section 3.  Indemnity.  In addition to any indemnification required or
     ---------   ---------
permitted by law, and except as otherwise provided in these Bylaws, any person who at any time serves or has served as a director, officer, employee, partner, trustee or agent of the Savings Bank and any such person who serves or has served at the request of the Savings Bank as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by the Savings Bank to the full extent allowed by applicable law against liability and litigation expense arising out of such status or activities in such capacity. "Liability and litigation expense" shall include costs and expenses of litigation (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals.

     Promptly after the final disposition or termination of any matter which involves liability or litigation expense as described above or at such earlier time as it sees fit, the Savings Bank shall determine whether any person described in this Section 3 is entitled to indemnification thereunder. Such determination shall be limited to the following issues: (i) whether the persons to be indemnified are persons described in this Section 3, (ii) whether the liability or litigation expense incurred arose out of the status or activities of such persons as described in this Section 3, (iii) whether liability was actually incurred and litigation expense was actually and reasonably incurred, and (iv) whether the indemnification requested is not permitted by applicable law. Such determination shall be made by a majority vote of directors who were not parties to the action, suit or proceeding (or, in connection with "threatened" actions, suits or proceedings, who were not "threatened parties"). If at least two such disinterested directors are not obtainable, or, even if obtainable, if at least half of the number of disinterested directors so direct, such determination shall be made by independent legal counsel in written opinion.

     Litigation expense incurred by a person described in this Section 3 in connection with a matter described in this Section 3 shall be paid by the Savings Bank in advance of the final disposition or termination of such matter, if the Savings Bank receives an undertaking, dated, in writing and signed by the person to be indemnified, to repay all such sums unless such person is ultimately determined to be entitled to be indemnified by the Savings Bank as provided in this Section 3. Requests for payments in advance of final disposition or termination shall be submitted in writing unless this requirement is waived by the Savings Bank.

     Notwithstanding the foregoing, no advance payment shall be made as to any payment or portion of a payment for which the determination is made that the person requesting payment will not be entitled to indemnification. Such determination may be made only by a majority vote of disinterested directors or by independent legal counsel as next provided. If there are not at least two disinterested directors, the notice of all requests for advance payment shall be delivered for review to independent legal counsel for the Savings Bank. Such counsel shall have the authority to disapprove any advance payment or portion of a payment for which it plainly appears that the person requesting payment will not be entitled to indemnification.

     The Savings Bank shall not be obligated to indemnify persons described in this Section 3 for any amounts paid in settlement unless the Savings Bank consents in writing to the settlement. The Savings Bank shall not unreasonably withhold its consent to proposed settlements. The Savings Bank's consent to a proposed settlement shall not constitute an agreement by the Savings Bank that any person is entitled to indemnification hereunder. The Savings Bank shall waive the requirement of this section for its written consent as fairness and equity may require.

     A person described in this Section 3 may apply to the Savings Bank in writing for indemnification or advance expenses. Such applications shall be addressed to the Secretary or, in the absence of the Secretary, to any officer of the Savings Bank. The Savings Bank shall respond in writing to such applications as follows: to a request for indemnity under this Section 3, within ninety days after receipt of the application; to

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

a request for advance expenses under this Section 3, within fifteen days after receipt of the application.

     If any action is necessary or appropriate to authorize the Savings Bank to pay the indemnification required by these Bylaws, the Board of Directors shall take such action, including (i) making a good faith evaluation of the indemnification request, (ii) giving notice to, and obtaining approval by, the shareholders of the Savings Bank, and (iii) taking any other action.

     The right to indemnification or advance expenses provided herein shall be enforceable in any court of competent jurisdiction. A legal action may be commenced if a claim for indemnity or advance expenses is denied in whole or in part, or upon the expiration of the time periods provided above. In any such action, if the claimant establishes the right to indemnification, he or she shall also have the right to be indemnified against the litigation expense (including, without limitation, reasonable attorneys' fees) of such action.

     As provided by N.C. Gen. Stat. (S)55-8-57, the Savings Bank shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Savings Bank, or who is or was serving at the request of the Savings Bank as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Savings Bank has the power to indemnify him against such liability.

     The right to indemnification provided herein shall not be deemed exclusive of any other rights to which any persons seeking indemnity may be entitled apart from the provisions of this bylaw, except there shall be no right to indemnification as to any liability or litigation expense for which such person is entitled to receive payment under any insurance policy other than a directors' and officers' liability insurance policy maintained by the Savings Bank. Such right inures to the benefit of the heirs and legal representatives of any persons entitled to such right. Any person who at any time after the adoption of this bylaw serves or has served in any status or capacity described in this Section 3, shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein. Any repeal or modification hereof shall not affect any rights or obligations then existing. The right provided herein shall not apply as to persons serving institutions which are hereafter merged into or combined with the Savings Bank, except after the effective date of such merger or combination and only as to status and activities after such date.

     If this Article or any portion hereof shall be invalidated on any ground by any court or agency of competent jurisdiction, then the Savings Bank shall nevertheless indemnify each person described in this Section 3 to the full extent permitted by the portion of this Article that is not invalidated and also to the full extent (not exceeding the benefits described herein) permitted or required by other applicable law.

     Section 4.  Fiscal Year.  The fiscal year of the Savings Bank shall be the
     ---------   -----------
twelve-month period which ends on March 31st.

     Section 5.  Amendments.  Except as otherwise provided herein, or required
     ---------   ----------
by law, these Bylaws may be amended or repealed and new Bylaws may be adopted by the affirmative vote of a majority of the Directors then holding office at any regular or special meeting of the Board of Directors. No bylaw adopted, amended or repealed by the shareholders shall be readopted, amended or repealed by the Board of Directors unless the Savings Bank's articles of incorporation or a bylaw adopted by the shareholders authorizes the Board of Directors to adopt, amend or repeal that particular bylaw or the Bylaws generally.

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

     The shareholders may amend or repeal these Bylaws even though these Bylaws also may be amended or repealed by the Board of Directors.

Adopted this _____ day of _____________, 1997.


____________________________________________
Secretary


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